Exhibit T3B-38

BFCA 12.12.2019

OPERATING AGREEMENT

of

LAND OF LINCOLN DISPENSARY LLC

dated as of

December 29, 2019

THE UNITS EVIDENCED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF THIS OPERATING AGREEMENT, AND PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

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OPERATING AGREEMENT

OF

LAND OF LINCOLN DISPENSARY LLC

This Operating Agreement (this “Agreement”) of Land of Lincoln Dispensary LLC, an Illinois limited liability company (the “Company”), is entered into as of December    , 2019, by and among the Company, the Members executing this Agreement and such other Persons who shall become Members hereof from time to time, pursuant to the provisions of the Act (as defined below).

A.            The Company was formed under the laws of the State of Illinois by the filing of Articles of Organization with the Secretary of State of the State of Illinois on December 5, 2019 (as amended on December 9, 2019 and as may be further amended, the “Articles of Organization”).

B.             The Members desire to enter into this Agreement, which sets forth the terms and conditions governing the operation and management of the Company.

Therefore, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Act” means Illinois Limited Liability Company Act, 805 ILCS 180/1-1, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Securities” means all Securities which are issued by the Company at any time, other than (i) the Securities issued and outstanding on the date hereof, (ii) any Securities issued to all of the holders of Securities then outstanding on a proportionate basis, (iii) any Securities that are issued in connection with the acquisition by the Company or a Subsidiary of the Company of any business (whether by acquisition of membership interests or assets) or any assets (whether such Securities are issued as consideration or to raise funds to finance any such acquisition), except to the extent such Securities fall under an exemption from Additional Securities hereunder, other than this clause (iii), (iv) any Securities issued to any lender or other person providing debt financing to the Company in a bona fide financing transaction approved by the Members, (v) any Securities issued upon exercise, conversion or exchange of any other Securities, and (vi) any Securities issued to a person who is not a Member or an Affiliate of a Member and whose participation in the Company the Members determine in good faith based on factors particular to the identity, nature or domicile of such person, would be an asset or benefit to the Company.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)            crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)           debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting Securities or partnership or other percentage interest, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority; and (d) the Regulatory Laws.

“Articles of Organization” has the meaning set forth in the Recitals.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)            the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)            immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c)            the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i)            the acquisition of additional Units by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)           the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Units;

(iii)          the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)          in connection with the grant of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity in anticipation of being a Member;

(d)            provided, that adjustments pursuant to clauses (i), (ii), and (iv) above need not be made if the Company reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(e)            the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subsection (e) to the extent that an adjustment pursuant to subsection (c)  above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subsection (e); and

(f)            if the Book Value of a Company asset has been determined pursuant to subsection (a) or adjusted pursuant to subsections (c) or (e) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Chicago, Illinois are authorized or required to close.

“Capital Account” has the meaning set forth in Section 4.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member whenever made.

“Common Unit” means each Unit designated as such upon issuance and having the rights, preferences, duties, and obligations set forth herein, which shall be voting Units.

“Common Member” means each Member holding Common Units.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 7.04(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 13.03(a).

“Covered Person” has the meaning set forth in Section 9.01(a).

“Determination Date” means the date upon which the state of Illinois awards a conditional adult-use cannabis license to the Company in the State of Illinois.

“Distribution” means a Distribution made by the Company to a Member, whether in cash, property, or Securities of the Company and whether by liquidating Distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of Securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as an Officer or employee, consultant, or other service provider of the Company. “Distribute” when used as a verb shall have a correlative meaning.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Member Majority. In making such estimate, the Member Majority shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Member Majority are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Fair Market Value” means the fair market value of the applicable property or Security as reasonably determined by the Member Majority or, in the event that any determination of fair market value is being made in connection with a transaction involving a disposition of Units by a Member, such determination shall be made by mutual agreement of the Member Majority and the transferring Member. If the Member Majority and the transferring Member, as the case may be, are unable to reach an agreement within twenty (20) days, such fair market value will be determined by an independent valuation firm mutually selected by the Member Majority and applicable Member(s). The expenses of any such valuation shall be borne one-half by the Company and the other half by the applicable Member or Members.

“Family Members” has the meaning set forth in Section 10.02(b).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“First Refusal Statement” shall mean a written statement declaring a transferring Member’s intention to Transfer all or a portion of his, her or its Membership Interest to a bona fide Third Party Purchaser, which written statement identifies the name and address of the prospective Transferee, the Units involved in the proposed Transfer and the economic and other relevant terms of the proposed transaction.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority (including the Regulatory Authority) or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“ICRT” means the Illinois Cannabis Regulation and Tax Act, as amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 9.03(a).

“Member” means each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Majority” has the meaning set forth in Section 5.07.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right: (a) to its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Misallocated Item” has the meaning set forth in Section 6.05.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)            any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(1) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)            any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)            if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss;

(f)            to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(g)            any items which are specially allocated under Section 6.02 shall not be taken into account in computing Net Income and Net Loss.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notice of Exercise” shall mean a notice given by a Member of the exercise of such Member's Right of First Refusal or Option to Purchase, as the case may be. Each Notice of Exercise will specify a date and time for closing and will be given to the Company, the transferring Member and each known Transferee.

“Officers” has the meaning set forth in Section 8.04.

“Option to Purchase” shall mean a right, but not an obligation, of the Member or the Company to purchase his, her or its pro rata share of the Membership Interest of a transferring Member in accordance with the terms of this Agreement.

“Partnership Representative” has the meaning set forth in Section 11.02.

“Percentage Interest” means for each Member, a fraction expressed as a percentage, the numerator of which is the total Units held by such Member as of the applicable date, and the denominator of which is the sum of the total of all Units held by all Members as of the applicable date.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Profits Unit” means each Unit designated as such upon issuance and having the rights, preferences, duties, and obligations set forth herein and as more fully described in Section 7.06.

“Refusal Period” shall mean a period commencing on the date a First Refusal Statement is duly given pursuant to Section 10.03 and terminating at 11:59 p.m. CST, ending on the 10th day immediately thereafter.

“Regulatory Allocations” has the meaning set forth in Section 6.02(e).

“Regulatory Authority” means those state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of the testing, analysis, quality control, cultivation, sale, distribution, import and/or export of, and all other matters and activities with respect to, cannabis and tetrahydrocannabinols in any jurisdiction, including the Illinois Department of Financial and Professional Regulation, Department of Agriculture, or any other agency of the State of Illinois having authority under the ICRT.

“Regulatory Laws” means any Applicable Law and those laws and the rules and regulations promulgated by any Regulatory Authority under such laws pursuant to which any Regulatory Authority possesses regulatory or licensing authority over cannabis and tetrahydrocannabinols within any jurisdiction.

“Regulatory License” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Regulatory Authority necessary for the lawful conduct of activities by the Company under the Regulatory Laws.

“Regulatory Problem” means (a) a determination by any Regulatory Authority that any Member or any Officer of the Company or any of their respective Affiliates does not satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Regulatory Laws with respect to a Regulatory License, including any character or suitability criteria thereunder, (b) a determination by any Regulatory Authority that a Member must divest itself of any direct or indirect interest in, or disassociate itself from the Company or any Member, or any of their respective Affiliates, (c) the failure by any Member or Officer to promptly provide all information or signatures required or requested by any Regulatory Authority of said Member or Officer, (d) the failure by any Member or Officer to provide the Company notice within ten (10) days of any arrest of such Member or Officer, (e) a Member or Officer is convicted a disqualifying offense under the Regulatory Laws that prevents such Member or Officer from being an owner or Officer of a cannabis business, (f) a determination by any Regulatory Authority that a Member purporting to be a Social Equity Applicant (as defined in the ICRT) does not satisfy the qualification or certification as a Social Equity Applicant (as defined in the ICRT), or (g) circumstances exist such that (i) any Member is deemed likely, in the reasonable opinion of Company counsel, or (ii) or any Officer of the Company is deemed likely, in the reasonable opinion of Company counsel, in each case based on verifiable information received from any Regulatory Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company or any of its Subsidiaries to obtain, retain or renew a Regulatory License, or may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, such Regulatory License. For the avoidance of doubt, the imposition of monetary fines by a Regulatory Authority will not generally constitute a “Regulatory Problem” unless accompanied by one of the six (6) factors set forth in the preceding sentence.

“Related Party Agreement” means any agreement, understanding or proposed transaction between the Company or Subsidiary on the one hand, and any Member, Officer or any Company officers, consultants or members of senior management, or, any Affiliate or Family Member of any of the foregoing on the other hand.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Reserves” shall mean funds set aside, accrued or allocated to reserves which shall be maintained in amounts deemed sufficient by the Members for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

“Right of First Refusal” shall mean a right, but not an obligation, of a Member to purchase the Units of a transferring Member exercisable by giving a Notice of Exercise within the Refusal Period.

“Security” or “Securities” means securities of every kind, nature and description, including, but not limited to, capital stock, partnership interests, limited partnership interests, membership interests, certificates of interest and subscriptions, warrants, bonds, notes, bills, debentures, money market funds, investment contracts, commercial paper and other evidences of indebtedness, and rights and options relating thereto, including put and call options, and any property real or personal, tangible or intangible which is distributed in respect of the ownership of a Security.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority” has the meaning set forth in Section 8.03.

“Taxing Authority” has the meaning set forth in Section 7.04(b).

“Termination Date” has the meaning set forth in Section 10.03(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Units or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Units.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 6.05.

“Unit” means a unit representing a fractional part of the Membership Interest of the Members and shall include all types and classes of Units, including Common Units and Profits Units; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement and the Membership Interest represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations, and rights.

“Unvested Profits Units” has the meaning set forth in Section 7.06(a).

“Vested Profits Units” means Profits Units that have vested under the terms set forth in the applicable restricted unit agreement pursuant to which such Profits Units were issued.

“Voting Units” has the meaning set forth in Section 3.04.

“Withholding Advances” has the meaning set forth in Section 7.04(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and (c) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01 Formation.

(a)            The Company was formed on December 5, 2019, pursuant to the provisions of the Act, upon the filing of the Articles of Organization with the Secretary of State of the State of Illinois.

(b)            This Agreement shall constitute the “operating agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under any waivable provision of the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.02 Name. The name of the Company is "Land of Lincoln Dispensary LLC" or such other name or names as may be designated by the Members; provided, that the name shall always contain the words "Limited Liability Company" or the abbreviation "L.L.C.", or the designation "LLC."

Section 2.03 Principal Office. The principal office of the Company is located at 533 S. Spring Street, Roselle, IL 60172, or such other place as may from time to time be determined by the Company.

Section 2.04 Registered Office; Registered Agent.

(a)            The registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by the Act and Applicable Law.

(b)            The registered agent for service of process on the Company in the State of Illinois shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Members may designate from time to time in the manner provided by the Act and Applicable Law.

Section 2.05 Purpose: Powers.

(a)            The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

(b)            The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

Section 2.06 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Secretary of State of the State of Illinois and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer of the Company shall be a partner or joint venturer of any other Member or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.

ARTICLE III
UNITS

Section 3.01 Units Generally. The Membership Interest of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes, or series. Each type, class, or series of Units shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class, or series. The Company shall maintain a schedule of all Members, their respective mailing addresses, and the amount and series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

Section 3.02 Unit Certificates. The Members, in their sole discretion, may but shall not be required to, cause the Company to issue certificates to the Members representing the Units held by each such Member. In the event that the Company shall issue certificates representing Units in accordance with the immediately preceding sentence, then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPERATING AGREEMENT, AS MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 3.03 Pre-Emptive Rights. The Company hereby grants to each of the Members holding Common Units (the “Preemptive Rights Parties”) the rights set forth in this Section 3.03 with respect to any and all proposed issuances or sales of Additional Securities by the Company.

(a)            The Company shall give the Preemptive Rights Parties written notice of the Company’s intention to issue Additional Securities (the “Issuance Notice”), describing the material terms of such Additional Securities, the cash price at which such Additional Securities will be issued or sold and the material terms upon which the Company proposes to issue or sell such Additional Securities, including the anticipated date of such issuance or sale.

(b)            Each Preemptive Rights Party shall have fifteen (15) calendar days from the later of the date the Issuance Notice is received and the date on which the Members receive all information reasonably requested by them (which request, if any, shall be within three (3) calendar days of the date of the delivery of the Issuance Notice) (the “Preemptive Rights Period") in connection with such proposed issuance to agree to purchase all or any portion of its Pro Rata Share (as defined below in this Section 3.03) of such Additional Securities by giving written notice to the Company of its desire to purchase Additional Securities (the “Response Notice") and stating therein the quantity of Additional Securities to be purchased (the “Exercising Preemptive Rights Party"). Such Response Notice shall constitute the irrevocable agreement of such Exercising Preemptive Rights Party to purchase the quantity of Additional Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice. In the event that one or more of the Preemptive Rights Parties have not exercised their respective options to purchase all of the Additional Securities to be sold, then the Company shall immediately notify each of the Exercising Preemptive Rights Parties of the number of Additional Securities which each Exercising Preemptive Rights Party has elected to purchase and the number of Additional Securities that the Preemptive Rights Parties did not elect to purchase, and for a period of fifteen (15) days commencing upon delivery of such second notice to the Exercising Preemptive Rights Parties (the “Second Preemptive Right Period"), the Exercising Preemptive Rights Parties shall have the option to purchase the remaining balance of the Additional Securities that the Preemptive Rights Parties did not elect to purchase equal to an amount of Additional Securities mutually agreed upon among the Exercising Preemptive Rights Parties; provided, however, if they cannot agree upon the allocation of the Additional Securities not purchased under the first Preemptive Rights Period, each Exercising Preemptive Rights Party will be entitled to purchase his or its Pro Rata Share of the remaining Additional Securities. Any purchase of Additional Securities by any Exercising Preemptive Rights Party shall be consummated on the closing date specified in the Issuance Notice (or secondary notice to Exercising Preemptive Rights Parties, or if other Persons are also purchasing such Additional Securities, the date on which such Additional Securities described in the applicable Issuance Notice are first issued and sold to such other Persons).

(c)            The Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance and sale of the Additional Securities that are not being purchased by the Preemptive Rights Parties at a price and upon terms that are not less favorable to the Company than those specified in the Issuance Notice. If the Company proposes to issue Additional Securities after such 90 day period or at a price or upon terms that are less favorable to the Company than those specified in the Issuance Notice, it must again comply with this Section 3.03.

(d)            For purposes of this Section 3.03, the “Pro Rata Share” of a Preemptive Rights Party shall be a fraction, (i) the numerator of which shall be the total number of Common Units then held by the Preemptive Rights Party and (ii) the denominator of which shall be the total number of Common Units then issued and outstanding.

Section 3.04 Voting of Units. Each Member holding Common Units (collectively, the “Voting Units") shall be entitled to one (1) vote for each such Common Unit held by such Member on all matters set forth herein on which Members holding Units are entitled to vote. All Units shall vote together as a single class on all matters on which such Units are entitled to vote hereunder. All other Units other than the Voting Units shall be non-voting Units (including Profits Units).

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.01 Initial Capital Contributions. The initial Capital Contribution made or required to be made by the Members are set forth on the Members Schedule. The Company shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member in accordance with this Agreement.

Section 4.02 Additional Capital Contributions. No Member will be required to make additional Capital Contributions; provided, however, that, subject to the occurrence of the Determination Date, the Members may reasonably determine to raise additional capital and may request in writing additional Capital Contributions from all of its Common Members based upon a proportionate amount of Common Units owned by each Common Member of the total outstanding Common Units. Each contributing Common Member shall receive additional Units in exchange for such additional Capital Contributions equal to an amount reasonably determined by the Members.

Section 4.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account") on its books and records in accordance with this Section 4.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)            Each Member's Capital Account shall be increased by the amount of:

(i)            such Member's Capital Contributions, including such Member's initial Capital Contribution and any additional Capital Contributions;

(ii)           any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE VI; and

(iii)          any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b)            Each Member's Capital Account shall be decreased by:

(i)            the cash amount or Book Value of any property Distributed to such Member pursuant to ARTICLE VII and Section 12.03(c);

(ii)           the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE VI; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 4.04 Succession upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to ARTICLE VI, ARTICLE VII, and ARTICLE XII in respect of such Units.

Section 4.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 4.06 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any Distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 4.07 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account, other than to the extent provided in Section 4.03(a)(iii), if applicable.

Section 4.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Members may authorize such modifications.

ARTICLE V
MEMBERS

Section 5.01 Admission of New Members.

(a)            New Members may be admitted from time to time (i) in connection with the issuance of Units by the Company, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of ARTICLE X, and in either case, following compliance with the provisions of Section 5.01(b).

(b)            In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking agreeing to be bound to the terms and provisions of this Agreement in form and substance acceptable to the Company. Upon the amendment of the Members Schedule by the Company and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Company shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 4.03. Notwithstanding anything contained herein to the contrary, a new Member may be admitted into the Company only if the new Member is qualified under the Regulatory Laws to have an ownership interest in a cannabis business and does not create a Regulatory Problem.

Section 5.02 No Personal Liability. Except as otherwise provided in any non-waivable provision of the Act, by other Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or the other Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member or exercising the authority of the Member Majority.

Section 5.03 No Dissociation. Except as permitted hereunder, so long as a Member continues to hold any Units, such Member agrees not to dissociate or withdraw as a Member prior to the dissolution and winding up of the Company and any such dissociation or withdrawal or attempted dissociation or withdrawal by a Member prior to the dissolution or winding up of the Company shall be wrongful, null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

Section 5.04 Company to Continue Upon Dissociation. The Company shall not dissolve upon the withdrawal of a Member, but shall continue until dissolved in accordance with Article XII.

Section 5.05 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 5.06 Meetings.

(a)            Calling the Meeting. Meetings of the Members may be called by a Member or group of Members holding at least twenty-five percent (25%) of the then-issued and outstanding Common Units.

(b)            Notice. Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than five (5) days and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company's principal office or at such other place as the Member(s) calling the meeting may reasonably designate in the notice for such meeting.

(c)            Participation. Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)            Vote by Proxy. On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)            Conduct of Business. The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by the Members; provided, that the Members shall have been notified of the meeting in accordance with Section 5.06(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5.07 Quorum. A quorum of any meeting of the Members shall require the presence of the Members holding a Supermajority of the issued and outstanding Units held by all Members. Subject to Section 5.08 and Section 8.01, no action at any meeting may be taken by the Members unless a quorum is present. Subject to Section 5.08 and Section 8.01, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding at least a majority of all the issued and outstanding Units held by all Members entitled to vote on such action ("Member Majority").

Section 5.08 Action without a Meeting. Notwithstanding the provisions of Section 5.07, any matter that is to be voted on, consented to, or approved by the Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a Supermajority of the issued and outstanding Units held by all Members. A record shall be maintained by the Company of each such action taken by written consent of a Member or Members.

Section 5.09 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by non-waivable provision of the Act, no Member, in his, her or its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 5.10 Representations and Warranties of Members. By execution and delivery of this Agreement or a joinder to this Agreement, as applicable, each Member, whether admitted as of the date hereof or as of the date of admission pursuant to Section 5.01, represents and warrants to the Company and acknowledges that:

(a)            the Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)            such Member's Units are being acquired for its own account solely for investment and not with a view to resale or Distribution thereof;

(c)            such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises, and records of the Company for such purpose;

(d)            the determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company that may have been made or given by any other Member or by any agent or employee of any other Member;

(e)            such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(f)            such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(g)            the execution, delivery, and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any Applicable Law applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(h)            this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity);

(i)            such Member understands and acknowledges that THE COMPANY INTENDS TO ENGAGE, DIRECTLY OR INDIRECTLY, IN CANNABIS RELATED ACTIVITIES AND THAT SUCH MEMBER HAS CONSIDERED ADDITIONAL RISK FACTORS THAT MAY AFFECT AN INVESTMENT IN THE COMPANY, INCLUDING THE FOLLOWING:

(i)            CANNABIS IS CLASSIFIED FEDERALLY AS A SCHEDULE I NARCOTIC. Under Supreme Court precedent, federal law criminalizing the use of CANNABIS IS NOT PREEMPTED BY state law that legalizes its use. THUS, IRRESPECTIVE OF ANY STATE LAW OR OTHER REGULATORY LAW, THE FEDERAL GOVERNMENT COULD AT ANY TIME CHOOSE TO PROSECUTE THE COMPANY AND ITS OWNERS, WHICH MAY INCLUDE ITS MEMBERS;

(ii)            Because cannabis is illegal under federal law, many banking institutions take the position that they cannot accept for deposit money derived from the cannabis trade and, therefore, cannot do business with participants in the cannabis industry such as the Company;

(j)            such Member understands that by virtue of such Member's ownership of a Membership Interest in the Company it will be subject to the Regulatory Authority and Regulatory Laws and agrees to comply with all disclosure requests and responses made by any Governmental Authority or reasonably requested by the Company, and further agrees to maintain compliance with all Regulatory Laws;

(k)            such Member will not, or is not reasonably expected to, directly or indirectly, create a Regulatory Problem for the Company; and

(l)            certain taxable deductions may barred under Section 280E of the Code, which states that a business engaging in the trafficking of a Schedule I or II controlled substance (e.g., cannabis) is barred from taking certain "necessary and ordinary" tax deductions.

Section 5.11 Intentionally Omitted.

Section 5.12 Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the business of the Company. No Member or any of his, her or its Affiliates shall be obligated to account to the Company or to the other Members for any profits or income earned or derived from other such activities or businesses. Neither any Member nor any of its Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

Section 5.13 Regulatory Issues.

(a)            If any Member or Officer becomes aware of a Regulatory Problem that exists (or might reasonably be expected to exist) with respect to any Member or Officer, or any other Person (the Member or Officer to which the Regulatory Problem relates being referred to as the “Affected Person"), that Member or Officer will provide prompt written notice of the relevant details to the Company and the Affected Person; provided, however, that failure to provide such notice (unless willful or in bad faith) shall not prejudice any of the rights or remedies of the Member or Officer or the Company hereunder. If any Affected Person becomes aware of a Regulatory Problem that exists (or might reasonably be expected to exist) with respect to any Person, including itself or a Member or Officer of the Company, the Affected Person will provide prompt written notice thereof to the Company and the Members.

(b)            In the event that a Member or Officer experiences a Regulatory Problem which causes such Member or Officer to become an Affected Person, such Affected Person shall promptly notify the Company and the Members of the relevant details and take all actions reasonably necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Regulatory Problem within thirty (30) days or such earlier time required by the Regulatory Authority or reasonably determined by the Company, including: (i) terminating the activity, relationship or other circumstances giving rise to the Regulatory Problem; (ii) effecting the Transfer of its Units as permitted hereunder; (iii) immediately providing the applicable Regulatory Authority with all information required or requested of the Affected Person; and (iv) taking all other actions as may be necessary or appropriate to remedy the Regulatory Problem. If the foregoing are not able to resolve the Regulatory Problem within thirty (30) days or such earlier time required by the Regulatory Authority or reasonably determined by the Company, then the Company or the other Members (as determined by the unaffected Members) shall have the right to purchase the Affected Person's Units if such purchase would reasonably be expected to cure the Regulatory Problem and such Affected Person shall be deemed to have forfeited its Units without any action necessary on the part of the Company or resigned as an Officer of the Company. If the Affected Person's Units are purchased by the unaffected Members, then each unaffected Member shall be entitled to purchase all or a portion of his, her or its pro rata share of the Units calculated as a percentage on the basis of the total number of Units held by such unaffected Member divided by the total number of Units issues and outstanding, but excluding the Units subject to transfer by the Affected Person. The purchase of such Affected Person's Units will be on terms reasonably acceptable to the Company or, if applicable, on terms reasonably acceptable to the unaffected Members via an exercise of an Option to Purchase; provided, however, if the Regulatory Problem was due to the bad faith, dishonesty, or willful misconduct of such Affected Person, the consideration for such Units hereunder shall be the lesser of (x) the Fair Market Value or (y) the original issue price.

ARTICLE VI
ALLOCATIONS

Section 6.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to the Distributions that would be made to such Member pursuant to Section 12.03(c) if the Company were dissolved, its affairs wound up, and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied, and the net assets of the Company were Distributed, in accordance with Section 12.03(c), to the Members immediately after making such allocations.

Section 6.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(1)(6) and 1.704-2(j)(2). This Section 6.02 is intended to comply with the "minimum gain chargeback" requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the "minimum gain chargeback" requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or Distributions as quickly as possible. This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)            In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each Member shall be specially allocated items of Company gross income and gain to eliminate such deficit as quickly as possible; provided, that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after accounting for all other allocations pursuant to this ARTICLE VI other than Sections 6.02(c) and 6.02(d)

(e)            The allocations set forth in Sections 6.02(a), 6.02(b), 6.02(c), and 6.02(d)  (the “Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 6.03 Tax Allocations.

(a)            Subject to Sections 6.03(b), 6.03(c), and 6.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of "Book Value," subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Company taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            The Company shall make allocations pursuant to this Section 6.03 in accordance with the method selected by the Partnership Representative in accordance with Treasury Regulations Section 1.704-3(b).

(f)            Allocations pursuant to this Section 6.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, Distributions, or other items pursuant to any provisions of this Agreement.

Section 6.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of ARTICLE X, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 6.05 Curative Allocations. In the event that the Partnership Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, or deduction is not specified in this ARTICLE VI (an “Unallocated Item"), or that the allocation of any item of Company income, gain, loss, or deduction hereunder is clearly inconsistent with the Members' economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item"), then the Company may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be Distributed upon the complete liquidation of the Company.

ARTICLE VII
DISTRIBUTIONS

Section 7.01 General.

(a)            Subject to Section 7.01(b) and Section 7.02, the Members holding at least a Supermajority of the issued and outstanding Voting Units shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as the Members deem necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company's obligations, including present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Section 25-30 of the Act or other Applicable Law.

Section 7.02 Priority of Distributions. Subject to the priority of Distributions pursuant to Section 12.03(c) and Section 7.06, if applicable, all Distributions determined to be made by the Members holding a Supermajority of the issued and outstanding Voting Units pursuant to Section 7.01 shall be made in the following manner:

(a)            first, to the Members pro rata in proportion to their respective unreturned Capital Contributions as a return of such Capital Contributions, until Distributions under this Section 7.02(a) equal the aggregate amount of Capital Contributions of the Members; and

(b)            second, any remaining amounts to the Members ratably based on such Member's Percentage Interest.

Section 7.03           Intentionally Omitted.

Section 7.04           Tax Withholding; Withholding Advances.

(a)            Tax Withholding. If requested by the Company, each Member shall, if able to do so, deliver to the Company:

(i)            an affidavit in form satisfactory to the Company that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign, or other Applicable Law;

(ii)           any certificate that the Company may reasonably request with respect to any such Applicable Laws; and/or

(iii)          any other form or instrument reasonably requested by the Company relating to any Member's status under such law.

If a Member fails or is unable to deliver to the Company the affidavit described in Section 7.04(a)(i), the Company may withhold amounts from such Member in accordance with Section 7.04(b).

(b)            Withholding Advances. The Company is hereby authorized at all times to make payments ("Withholding Advances") with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority") with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 7.04(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement.

(c)            Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate"):

(i)            be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall cred it the Member's Capital Account if the Company shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)            in the discretion of the Company, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member's Capital Account if the Company shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)            Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 7.04(d) and the obligations of a Member pursuant to Section 7.04(c) shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.04, including by bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)            Overwithholding. Neither the Company nor any Member shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 7.05           Distributions in Kind.

(a)            The Company is hereby authorized, as the Company may reasonably determine, to make Distributions to the Members in the form of Securities or other property held by the Company. In any non-cash Distribution, the Securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such Securities or property would be Distributed among the Members pursuant to Section 7.01.

(b)            Any Distribution of Securities shall be subject to such conditions and restrictions as the Member Majority determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Company may require that the Members execute and deliver such documents as the Company may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed Securities, and may appropriately legend the certificates that represent such Securities to reflect any restriction on Transfer with respect to such laws.

Section 7.06           Profits Units.

(a)            Notwithstanding anything contained in Section 7.02 to the contrary and except as otherwise provided in a written restricted unit award agreement to be entered into by the Company and any Member holding Profits Units, any Distributions under Section 7.02 to any holder of Profits Units with respect to Profits Units that are not Vested Profits Units (“Unvested Profits Units”) may, in the Company's discretion, be Distributed as provided in Section 7.02, or may be held in reserve by the Company and Distributed to such holder of Unvested Profits Units as soon as reasonably practicable following the date such Unvested Profits Units become Vested Profits Units; provided that if any holder of Unvested Profits Units forfeits such Unvested Profits Units under the terms set forth in the applicable restricted unit agreement pursuant to which such Unvested Profits Units were issued, then any amounts that have not been Distributed with respect to such Unvested Profits Units will instead be retained by the Company or Distributed to the Members in accordance with Section 7.02.

(b)            The Profits Units are intended to constitute "profits interests" for federal income tax purposes and Section 7.02 and this Section 7.06 shall be interpreted in accordance with such intent.

(c)            Notwithstanding anything contained in Section 7.02 to the contrary, no holder of Profits Units shall be entitled to Distributions pursuant to Section 7.02 with respect to any Profits Unit that is issued with a "Distribution Threshold" (as defined in the applicable restricted unit agreement) until there shall have been Distributed pursuant to Section 7.02 (after the issuance of such Profits Unit) in the aggregate with respect to all other Units, an amount of Distributions equal to the "Distribution Threshold" (as defined in the applicable restricted unit agreement) with respect to such Profits Unit, and in the case of application of this subparagraph (c), any Distribution that is withheld from a holder of Profits Units subject to a Distribution Threshold because of this subparagraph (c) shall be made to the other holders of Units as though the Profits Units subject to such Distribution Threshold were not outstanding.

(d)            The Company is authorized to issue a number of whole Profits Units that shall not exceed 10% percent of the number of Units issued and outstanding as of any given time.

(e)            The Profits Units are non-voting Units of the Company.

ARTICLE VIII
MANAGEMENT

Section 8.01 Management of the Company.

(a)            The business and affairs of the Company shall be managed by or under the direction of the Members. No Member shall individually have the authority to bind the Company, and may only bind the Company through actions taken or approved by at least a Member Majority (or such greater or lesser amount as expressly set forth in this Agreement) in accordance with the terms of this Agreement.

(b)            Subject to the provisions of Section 8.03, this Agreement and non-waivable provisions of the Act, the Member Majority shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions deemed necessary or advisable to carry out any and all of the objectives and purposes of the Company.

Section 8.02 Duties and Liability of the Members.

(a)            The Members will manage the affairs of the Company in a prudent and businesslike manner and will devote such part of their time to the Company affairs as is reasonably necessary for the conduct of such affairs.

(b)            In carrying out its duties hereunder, no Member shall be liable to the Company or to any Member for any actions taken in good faith and reasonably believed to be in or not opposed to the best interests of the Company, or for errors of judgment, neglect or omission, but shall be liable for willful misconduct or gross negligence and intentional failure to abide by the provisions of this Agreement.

Section 8.03 Minority Member Protection For Major Decisions. Notwithstanding any provision herein to the contrary, the consent of Members holding at least sixty-six and one third percent (66 1/3%) ("Supermajority") of the outstanding Voting Units in the Company shall be required to do or cause any of the following:

(a)            initiate any equity financing, equity refinancing or capital calls by the Company, including the issuance of any Additional Securities (or instrument convertible into or exercisable for Units) or the admission of any new Member into the Company;

(b)            initiate any sale of all or substantially all of the Company's or Subsidiaries assets (including any merger, consolidation or joint venture with any other person, or the acquisition of all or substantially all of the assets of any other person, which includes the Company and/or its Subsidiaries);

(c)            redeem any Units of the Company other than a redemption of any Units owned by an employee Member in accordance with the terms of this Agreement, or other applicable option agreement, or award agreement;

(d)            enter into, or modify a material provision of, or terminate this Agreement or the operating agreement of any Subsidiary, the Company's Articles of Organization or take any of the foregoing actions by, or on behalf of any Subsidiary of the Company;

(e)            enter into or make a commitment for any investment, material contract commitment, indebtedness or guarantee by or on behalf of the Company in excess of $100,000, unless otherwise contemplated in an approved annual operating budget or as contemplated as a social equity loan or grant under the ICRT;

(f)            hire a key employee or an employee that is a Family Member of a Member, manager or Officer of the Company; or

(g)           enter into, amend in any material respect, waive, or terminate any Related Party Agreement.

Section 8.04 Officers. The Member Majority may appoint such officers ("Officers") of the Company or its Subsidiaries for such terms and to perform such functions as the Member Majority shall determine in its sole discretion, on such terms and conditions (including compensation) as the Member Majority shall determine in its sole discretion, which may include, (a) a Chief Executive Officer; (b) a President; (c) a Chief Financial Officer; (d) one or more Vice Presidents; (c) a Secretary and/or one or more Assistant Secretaries; and (e) a Treasurer and/or one or more Assistant Treasurers. The Member Majority may delegate a portion of its day-to-day management responsibilities to any such Officer or Officers, as determined by the Member Majority from time to time, and such Officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as so authorized by the Member Majority, provided that in no event will any Officer have any rights, duties, powers or authority greater than that so delegated or that of the Member Majority. The Member Majority hereby appoints the following officers of the Company: Michael Scott Carter, Chief Executive Officer; Michael Scott Carter, President; and Jennifer Drake, Chief Financial Officer and Vice President, Finance; Jonathan Sandelman, Secretary, each to serve in such capacity until resignation, removal or replacement by the Member Majority. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification, or other cause, such vacancies or newly created offices may be filled by the Member Majority. Each of the foregoing Officers are hereby expressly authorized to enter into agreements, sign, file and execute documents with any Governmental Authority or relating to the Regulatory License.

Section 8.05 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or by resolution of the Member Majority, are agents of the Company for purpose of the Company's business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 8.06 Compensation and Reimbursement of the Member Majority. The Member Majority shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of his or her duties as the Member Majority, pursuant to such policies as are from time to time established by the Company. Nothing contained in this Section 8.06 shall be construed to preclude any Member from serving the Company in any other capacity and receiving reasonable compensation for such services.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.01 Indemnification and Liability.

(a)            In carrying out his, her or its duties hereunder, neither the Members, Officers, nor, if applicable, their respective agents, officers, directors, managers, employees and affiliates (each a “Covered Person") shall be liable to the Company or to any Member for its good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement; provided that any act or omission to act was not due to such Covered Person's gross negligence or willful misconduct in the performance of its obligations under this Agreement. Actions or omissions taken in reliance upon the advice of legal counsel as being within the scope of authority conferred by this Agreement shall be conclusive evidence of such good faith; however, good faith may be determined without obtaining such advice.

(b)            The Company shall indemnify and hold harmless each Covered Person from any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Losses"), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise by reason of its status as a Covered Person which relates to or arises out of the Company, its property, business or affairs, regardless of whether the indemnified person continues to be a Covered Person at the time any such liability or expense is paid or incurred if the Covered Person was acting at the request of and on behalf of the Company within the scope of authority conferred hereunder, so long as (i) the Covered Person acted in good faith and in a manner it believed to be in or not opposed to the best interests of the Company, (ii) the Covered Person's conduct did not constitute fraud, gross negligence or willful misconduct, as determined by a final, non-appealable order of a court of competent jurisdiction, and (iii) in connection with any criminal action or proceeding, the Covered Person had no reasonable cause to believe its conduct was unlawful. In no event shall any Member be required to make an additional capital contribution to carry out this indemnification provision, further, that indemnification under this ARTICLE IX shall be recoverable only from the assets (to the extent available) of the Company and not from any assets of the Members.

(c)            Reasonable expenses expected to be incurred by any Covered Person, (if, such Person has received the approval of the Member Majority for indemnification) may be paid or reimbursed by the Company in advance of the fmal disposition of any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) made or threatened against a Covered Person upon receipt by the Company of (x) a written affirmation by the Covered Person of the Covered Person's good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 9.01(a) through (c) has been met, and (y) a written undertaking by or on behalf of the Covered Person to repay the amount advanced if it shall ultimately be determined that the standard of conduct has not been met.

Section 9.02 Entitlement to Indemnity The indemnification provided by this ARTICLE IX shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this ARTICLE IX shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this ARTICLE IX and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

Section 9.03 Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the Member Majority may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

Section 9.04 Savings Clause. If this ARTICLE IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this ARTICLE IX to the fullest extent permitted by any applicable portion of this ARTICLE IX that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

Section 9.05 Amendment. The provisions of this ARTICLE IX shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this ARTICLE IX is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this ARTICLE IX that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

Section 9.06 Survival. The provisions of this ARTICLE IX shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE X
TRANSFER

Section 10.01 Restrictions on Transfer. Each Member, for itself and for those persons to whom Units may be Transferred in the future, agrees that such Member will not Transfer or in any way alienate such Member's Units, or any rights or interests therein, whether voluntarily or by operation of law, or by gift or otherwise, unless such Transfer meets the terms, conditions and requirements of this Article X and is consented to and approved by the Member Majority. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffectual, shall not operate to Transfer any interest or title in the purported Transferee, and shall give the other Members and the Company an Option to Purchase such Units or sell such Units pursuant to the provisions of this Article X. No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 5.01(b) hereof. For avoidance of doubt, a Transfer shall be deemed to include any indirect transfer of ownership interests in any Member.

Section 10.02 Prohibited Transfers. Notwithstanding any other provisions of this Agreement (including Section 10.03), each Member agrees that it will not and may not Transfer all or any portion of its Units (whether voluntarily or involuntarily, or directly or indirectly via a transfer of interests in any Person):

(i)             except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)            if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1 (h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)           if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Act;

(iv)           if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)            if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi)           if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(vii)          if such Transfer or issuance would violate the Regulatory Laws, cause a Regulatory Problem, or the perspective Transferee is not qualified under the Regulatory Laws to have an ownership interest in a cannabis business;

(viii)         if such Transfer is to a Person who is a competitor, or an Affiliate of a competitor, of the Company without the prior written consent of the Supermajority of the Voting Members, which consent may be withheld in their sole discretion;

(ix)           if such Transfer or issuance would cause the Company to be unfit for licensure as a cannabis licensee in the State of Illinois or any local jurisdiction thereof in which the Company operates or intends to operate; and

(x)            if such Transfer or issuance would cause the assets of the Company to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

(a)            Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and records, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for all purposes of this Agreement.

(b)            For the avoidance of doubt, any Transfer of Units permitted by this Agreement and purporting to be a sale, transfer, assignment, or other disposal of the entire Membership Interest represented by such Units, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term "Membership Interest," shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

Section 10.03 Permitted Transfers. Subject to the restrictions of Section 10.02, approval of the Member Majority (not to be unreasonable withheld, conditioned or delayed) and compliance with Section 10.01, the provisions of Section 10.04 and Section 10.05 shall not apply to any of the following voluntary Transfers (each a “Permitted Transfer") by any Member of any of its Membership Interest:

(a)            to any other Member or the Company; or

(b)            with respect to any Member who is a natural person, to (i) such Member's spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the spouses of each such natural persons (collectively, “Family Members"), (ii) a trust under which the Distribution of Membership Interest may be made only to such Member and/or any Family Member of such Member, (iii) a charitable remainder trust, the income from which will be paid to such Member during his or her life, or (iv) a corporation, partnership, or limited liability company, the shareholders, partners, or members of which are only such Member and/or Family Members of such Member; provided, that any Member who Transfers any Membership Interest shall remain bound by the provisions of Section 13.03.

Notwithstanding the foregoing, any Transfer under this Section 10.03 shall be a Permitted Transfer only if the Permitted Transferee is qualified, approved or certified as a transferee under the Regulatory Laws and permitted by the Regulatory Authority to have an ownership interest in a cannabis business and does not create a Regulatory Problem.

Section 10.04 Transfer of Units Subject to Right of First Refusal.

(a)            Except for Permitted Transfers and subject to the other provisions of this Article X, including approval and consent by the Member Majority, any Member holding Common Units who desires to Transfer all or any part of his, her or its Membership Interest to a Third Party Purchaser will, deliver a First Refusal Statement to the Company and each of the other Members. Each such Member shall be entitled to purchase all or a portion of such Member's pro rata share of the Membership Interest calculated as a percentage on the basis of the total number of Units held by such Member divided by the total number of Units issued and outstanding, but excluding the Units subject to Transfer by the transferring Member pursuant to the terms and conditions set forth in the First Refusal Statement. If any Member waives his, her or its Right of First Refusal, or fails to timely and properly give their Notice of Exercise within the Refusal Period, then such remaining Membership Interest shall then be offered to the Company and the Company shall have the option to purchase all or any portion of the remaining Membership Interest by delivering a Notice of Exercise within ten (10) Business Days of the end of the Refusal Period (the “Termination Date").

(b)            So long as the transferring Member is not the Member Majority, if, after complying with Section 10.04(a), less than 100% of the Membership Interest proposed to be sold pursuant to the First Refusal Statement were accepted for purchase by the Company or the other Members, the transferring Member may, within forty-five (45) days after the Termination Date, sell to the proposed Transferee, the Company and the other Members exercising their Option to Purchase, as applicable, all of the remaining Membership Interest in accordance with the terms set forth in the initial First Refusal Statement; provided, however, if the transferring Member fails to complete such Transfer within forty-five (45) days after the Termination Date, the transferring Member shall not be permitted to sell such Membership Interest without again complying with the procedures set forth in Section 10.04(a). Notwithstanding anything contained herein to the contrary, if the transferring Member is also the Member Majority and less than 100% of the Membership Interest proposed to be sold pursuant to the First Refusal Statement in compliance with Section 10.04(a) was accepted for purchase by the Company or the other Members, the transferring Member shall then comply with Section 10.05 before transferring the remaining Membership Interest proposed in the First Refusal Statement.

(c)            The purchase price for the Membership Interest transferred to the Company or any other Member pursuant to this Section 10.04 shall be the purchase price set forth in the First Refusal Statement and the terms of payment of the purchase price shall be as set forth in the First Refusal Statement.

Section 10.05 Tag Along Rights.

(a)            If, after complying with Section 10.04 hereunder, the Member Majority desires to Transfer his, her or its Units, which such Transfer would result in the Member or the Members, in the aggregate, owning less than a majority of the then outstanding Units, whether by sale, merger, or otherwise (a “Significant Sale"), then at least 20 days prior to the closing of such Significant Sale, the Member Majority will make an offer (the “Participation Offer") to all Members holding Units (not including Profits Units) to include in the proposed Significant Sale a certain number of each Member's Units, other than such Member's Profits Units, which will be determined solely by such Member but may not exceed such Member's Percentage Interest (which for purposes of participation under this Section such calculation of a Member's Percentage Interest shall not include any outstanding Profits Units).

(b)            The Participation Offer will describe the terms and conditions, including the price, of any such proposed Significant Sale and the number of Units that a Member may Transfer in the proposed Significant Sale and will be conditioned upon: (i) the consummation of the transactions contemplated by the Participation Offer; and (ii) each Member's execution and delivery of all agreements and other documents as the Member Majority are required to execute and deliver in connection with such Significant Sale. If any Member accepts the Participation Offer, then the Member Majority will reduce, to the extent necessary, the number of Units they otherwise would have Transferred in the proposed Significant Sale so as to permit those Members who have accepted the Participation Offer to Transfer the number of Units that they are entitled to Transfer under this Section 10.05, and such Members will Transfer the number of Units specified in the Participation Offer to the proposed transferee in accordance with the terms set forth in the Participation Offer.

(c)            Any Member that desires to exercise its right to Transfer Units in the Participation Offer will deliver notice to the Member Majority within ten (10) Business Days after such Member's receipt of the Participation Offer, specifying the number of Units that such Member desires to Transfer in the Participation Offer, the number of which shall be limited to such Member's Percentage Interest (which for purposes of participation under this Section such calculation of a Member's Percentage Interest shall not include any outstanding Profits Units), whereupon such Member will be obligated to Transfer such Units at the closing of such Significant Sale, if and when it occurs.

(d)            If, prior to the consummation of a Significant Sale, the material terms of the proposed Significant Sale change with the result that any price per Unit to be paid in such proposed Significant Sale is materially greater than or less the price per such Unit set forth in the Participation Offer or the other principal terms of such proposed Significant Sale are materially different than what was set forth in the Participation Offer, the Participation Offer shall be null and void for purposes of such Transfer, and it will be necessary for a separate Participation Offer to be furnished, and the terms and provisions of this Section 10.05 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 10.05.

(e)            If the Member Majority have not completed the proposed Transfer by the end of the thirtieth (30th) day following the date of the delivery of the Participation Offer, each Member will be released from his, her, or its obligations, the Participation Offer shall be null and void, and it shall be necessary for a separate Participation Offer to be furnished, and the terms and provisions of this Section 10.05 separately complied with, in order to consummate such proposed or any other Transfer pursuant to this Section 10.05, unless the failure to complete such proposed Transfer resulted from any failure by any Member to comply with the terms of this Section 10.05. Notwithstanding anything to the contrary contained or implied herein, there will be no liability on the part of the Member Majority to any Member if a proposed Significant Sale is not consummated for any reason.

Section 10.06 Transfers by Operation of Law, Death, Permanent Disability, or Regulatory Problem. Excluding Permitted Transfers, if a Member's Membership Interest are Transferred by operation of law or pursuant to an order or judgment of court, such as a judgment for divorce or dissolution of marriage, or by reason of death or permanent disability, to a Person other than the Company or another Member, such as to a Member's Representative, trustee in bankruptcy, a secured or other creditor or a purchaser at a sheriffs or creditor's sale, or pursuant to Section 5.13 (Regulatory Issues), then each of the other Members will have an Option to Purchase the Membership Interest of such transferring Member up to his, her or its pro rata share of the Membership Interest on the basis of such Member's Percentage Interest, whether such Membership Interest are then held by the transferring Member or the original or a subsequent or successor Transferee, at the net book value of such transferring Member's Membership Interest as reasonably determined by the Company's outside accountant. All Membership Interests transferred pursuant to this Section 10.06 (except a Transfer to other Members pursuant to an Option to Purchase) shall also be subject to every applicable provision of this Agreement.

ARTICLE XI

TAX MATTERS; COMPANY FUNDS

Section 11.01 Income Tax Status. It is the intent of this Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.02 Partnership Representative.

(a)            Appointment. The Members hereby appoint Jennifer Drake as the "partnership representative" as provided in Code Section 6223(a) (the “Partnership Representative").

(b)            Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall have the sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. The Company and its Members shall be bound by the actions taken by the Partnership Representative.

(c)            Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 7.04(d). To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226 (each as amended by the BBA), the Company shall use commercially reasonable efforts to (i) make any modifications available under Code Sections 6225(c)(3), (4), and (5), as amended by the BBA, and (ii) if requested by a Member, provide to such Member information allowing such Member to file an amended federal income tax return, as described in Code Section 6225(c)(2), as amended by the BBA, to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by the Company.

(d)            Income Tax Elections. Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company.

Section 11.03 Tax Returns. At the expense of the Company, the Member Majority (or any Officer that it may designate pursuant to Section 8.04) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably practicable after the end of each Fiscal Year, the Member Majority or such designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, an IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state, and local income tax returns for such Fiscal Year.

Section 11.04 Company Funds. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon joint signatures of the Member Majority and/or an authorized Officer who shall not be the same person.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)            an election to dissolve the Company made by holders of a Supermajority of the voting Units;

(b)            subject to approval by the Member Majority, upon the final determination by the state of Illinois Regulatory Authority that the Company will not be awarded any adult-use cannabis licenses in the state of Illinois;

(c)            the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(d)            any other event or circumstance giving rise to the dissolution of the Company under Section 35-1 of the Act, unless the Company's existence is continued pursuant to the Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been Distributed as provided in Section 12.03, and Articles of Dissolution shall have been filed with the Secretary of State of the State of Illinois as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)            Liquidator. The Member Majority shall select any Person to act as liquidator to wind up the Company (the “Liquidator"). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)            Accounting. As promptly as practicable after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)            Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)            first, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)            second, to the establishment of and additions to reserves that are determined by the Member Majority to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)            third, to the Members in the same manner as Distributions are made under Section 7.02.

(d)            Discretion of Liquidator. Notwithstanding the provisions of Section  12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in his, her or its sole discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 12.04 Articles of Dissolution. Upon completion of the Distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the filing of Articles of Dissolution in the State of Illinois and the cancellation of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Illinois, and shall take such other actions as may be necessary to terminate the existence of the Company.

Section 12.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member's right to indemnification pursuant to Section 9.03.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company, on the one hand, and each Member on the other hand, hereby agree, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby, including reasonable request made by a Regulatory Authority or in connection with the Regulatory License.

Section 13.03 Confidentiality.1

(a)            Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates, including this Agreement, that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information"). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)            Nothing contained in Section 13.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to any other Member; (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 13.03 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 13.03 in writing as if a Member; provided, that in the case of clause (i), (ii), or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)            The restrictions of Section 13.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by a Member without any use of any Confidential Information; or (iii) becomes available to a Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member, or any other Member's Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement or other obligation of confidentiality regarding the Company.

(d)            The obligations of each Member under this Section 13.03 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member's Transfer of its Units.

Section 13.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document or other means of Electronic Transmission (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04):

If to the Company: with a copy to:	Michael Scott Carter 533 Spring Street Roselle, IL 60172 Ayr Strategies, Inc. 590 Madison Ave, 26th Floor New York, NY 10022

If to a Member, to such Member's address as set forth on the Members Schedule.

Section 13.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 9.03(f), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.07 Entire Agreement. This Agreement, together with the Articles of Organization, any subscription agreement executed by a Member with respect to such Member's acquisition of Units, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 13.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Section 13.09 No Third-party Beneficiaries. Except as provided in ARTICLE IX, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Members holding a Supermajority of the issued and outstanding Voting Units. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase, or Transfer of Units in accordance with this Agreement may be made by the Company without the consent of or execution by the Members.

Section 13.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.14 hereof.

Section 13.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Illinois.

Section 13.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the federal courts of the United States or the courts of the State of Illinois, in each case, located in the City of Chicago and County of Cook, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Illinois. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 13.04 shall be effective service of process for any suit, action or other proceeding brought in any such jurisdiction.

Section 13.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 9.02 to the contrary.

Section 13.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 13.18 Certain Acknowledgements. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member shall be deemed to acknowledge the following: (a) the determination of such Member to acquire Units in connection with this Agreement or any other agreement has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects, or condition (financial or otherwise) of the Company which may have been made or given by any other Member or by any agent or employee of any other Member; (b) no other Member has acted as an agent of such Member in connection with making its investment hereunder and that no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder; (c) the Company has retained Benesch, Friedlander, Coplan & Aronoff LLP in connection with the transactions contemplated hereby and expects to retain Benesch, Friedlander, Coplan & Aronoff LLP as legal counsel in connection with the management and operation of the investment in the Company; (d) Benesch, Friedlander, Coplan & Aronoff LLP may represent any other Member in connection with the transactions contemplated hereby but will not represent any Member in any dispute which may arise between a Member, on the one hand, and any other Member or the Company, on the other hand; and (e) such Member will and is encouraged, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel.

[SIGNATURE PAGE FOLLOWS]

The parties hereto are signing this Agreement as of the date first set forth above.

COMPANY:

Land of Lincoln Dispensary LLC, an Illinois limited liability company

By:	/s/ Michael Scott Carter
Name: Michael Scott Carter
Its: Chief Executive Officer

MEMBERS:

/s/ Michael Scott Carter
Michael Scott Carter

/s/ Ms. Jennifer Drake
Ayr Strategies, Inc.
Name:	Ms. Jennifer Drake, COO

[Signature Page to Operating Agreement of Land of Lincoln Dispensary LLC]

SCHEDULE A

MEMBERS SCHEDULE

Member Name and Address	Capital Contribution	Units/Class
Michael Scott Carter 533 Spring Street Roselle, IL 60172	$0.00	510 Common Units
Ayr Strategies, Inc. 590 Madison Ave, 26th Floor New York, NY 10022	$0.00	490 Common Units
Total:	$0.00	1,000 Common Units

Schedule A – Members Schedule